Long Island Iced Tea Corp. Announces Preliminary 2017 Third Quarter and
First Nine Months Net Sales Results

- Third Quarter Branded Business Net Sales Expected to Increase 67% Year-over-Year -

- First Nine Months Branded Business Net Sales Expected to Increase 45% Year-over-Year -

Farmingdale (Long Island), NY (October 24, 2017) — Long Island Iced Tea Corp. (NasdaqCM: LTEA) (the “Company”), a growth-oriented company focused on the non-alcoholic ready-to-drink (“NARTD”) segment in the beverage industry, today reported preliminary unaudited net sales results for the three and nine-month periods ended September 30, 2017.

Philip Thomas, Chief Executive Officer of the Company, commented, “Through the first half of 2017, we undertook a number of foundational projects to set the framework for future growth, the most notable of these being the March 2017 relaunch of our flagship Long Island Iced Tea® brand into a new 18oz slimline bottle and the April 2017 appointment of Big Geyser as our exclusive Long Island Iced Tea® distributor in the New York region. Following the successful execution of these projects, we expect to report another milestone quarter, achieving approximately 67% branded business net sales growth over the previous corresponding period, and continuing our solid growth trajectory.”

During the third quarter the Company:

●	Appointed Rob Stefanizzi as Vice President, New York region to work with and support the Big Geyser partnership
●	Recruited alongside Mr. Stefanizzi a team of industry veterans with backgrounds at leading beverage organizations including Bai Brands, Big Geyser, Honest Tea and Coca-Cola
●	Continued marketing initiatives including Long Island Iced Tea® named as the exclusive iced tea of Barclays Center
●	Announced first partnership in the Asia Pacific region with the Stellare Group in New Zealand
●	Extended Canadian footprint through new partnership with Sobeys, one of only two national grocery retailers in Canada
●	Entered new distribution partnership in the Mid-Atlantic with Swartz & Sons
●	Continued Northeast expansion through new local partnerships with Target, Stew Leonard’s and Fairway Market

Note: Net sales figures listed below are shown after being reduced by all promotional rebates issued to distributors and customers.

	3 Months Ended September 30,		9 Months Ended September 30,
(Dollars in Thousands)	2016	2017	2016	2017

Net Sales - Branded Business	$822	$1,372	$2,417	$3,510¹
YoY Growth		67%		45%
Net Sales - ALO Juice® and Other	$479	$272	$996	$737
YoY Growth		(43)%		(26)%
Total Net Sales	$1,301	$1,644	$3,413	$4,247
YoY Growth		26%		24%

(1) Net Revenue stated above for branded business is before a non-cash sign on incentive of $257,022 in the second quarter of 2017 in connection to warrants issued for the Big Geyser distribution agreement.

Net sales highlights for the three and nine-months ended September 30, 2017:

●	Estimated net sales growth for the Company’s branded business is expected due to a combination of an increase in sales distribution, including the recently announced distribution agreement with Big Geyser and sales from the recently launched Long Island Brand LemonadeTM
●	Estimated net sales for the Company’s branded business is expected to increase approximately 67% to approximately $1,371,994 for the three months ended September 30, 2017, as compared to $822,389 for the comparable prior-year period
●	Estimated net sales for the Company’s ALO Juice® product is expected to decline as the Company strategically focuses on its flagship Long Island brands and its relationship with Big Geyser
●	Estimated total net sales is expected to increase approximately 26% to approximately $1,644,000 for the three months ended September 30, 2017, as compared to $1,301,125 for the comparable prior-year period

The above information is unaudited, preliminary and subject to completion of quarter-end financial reporting processes and reviews.

About Long Island Iced Tea Corp.

Headquartered in Long Island, NY, Long Island Iced Tea Corp. operates in the non-alcohol ready-to-drink segment of the beverage industry. The Company’s flagship brand ‘The Original Long Island Brand Iced Tea®’, together with ‘The Original Long Island Brand LemonadeTM’ are marketed as premium beverages made with non-GMO ingredients. The company also imports and markets ‘ALO Juice®’ a functional Aloe Vera based beverage. The Company’s portfolio of premium brands sits within the ‘better-for-you’ category of the beverage industry, and are offered to consumers at an affordable price, reflecting the Company’s mission. Its beverages are sold primarily through a network of regional chains and distributors primarily on the East Coast and the Midwest of the United States, as well as Canada and Latin America. The Company’s website is www.longislandicedtea.com.

Forward Looking Statements

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of the Company’s business strategies and its expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements include any statement that does not directly relate to a historical or current fact. You can also identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting the Company and are subject to uncertainties, risks and factors relating to its operations and business environments, all of which are difficult to predict and many of which are beyond its control, that could cause its actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include possible accounting adjustments made in the process of finalizing reported financial results, the Company’s history of losses and expectation of further losses, its ability to expand its operations in both new and existing markets, its ability to develop or acquire new brands, its relationships with distributors, the success of its marketing activities, the effect of competition in its industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described in the reports the Company files with the Securities and Exchange Commission, including but not limited to the discussions contained under the caption “Risk Factors.” When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports the Company files with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and the Company cannot predict those events or how they may affect it. The Company assumes no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

Contacts:

For Investors

Phil Thomas

Long Island Iced Tea Corp.

1-855-542-2832

info@longislandteas.com